Astec Industries, Inc.

News Release
  1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS THIRD QUARTER
SALES UP 6%,
 PRE-TAX EARNINGS UP 9%

CHATTANOOGA, Tenn. (October 26, 2012) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their third quarter ended September 30, 2012.  Net sales for the third quarter of 2012 were $227.0 million compared to $214.6 million for the third quarter of 2011, a 6% increase.  Pre-tax earnings for the third quarter of 2012 were $10.1 million compared to $9.3 million in the third quarter of 2011, an increase of 9%.  Earnings for the third quarter of 2012 were $6.9 million or $0.30 per diluted share compared to earnings for the third quarter of 2011 of $7.7 million or $0.34 per diluted share, a decrease of $0.04 or 12% per diluted share.

Domestic sales increased 10% to $139.5 million for the third quarter of 2012 compared to $127.3 million for the third quarter of 2011.  International sales were $87.6 million for the third quarter of 2012 compared to $87.3 million for the third quarter of 2011.

Net sales for the first nine months of 2012 were $747.6 million compared to $692.6 million for the first nine months of 2011, an 8% increase.  Pre-tax earnings for the first nine months of 2012 were $46.1 million, relatively unchanged from $46.2 million in the first nine months of 2011.  Earnings for the first nine months of 2012 were $29.5 million or $1.28 per diluted share compared to earnings for the first nine months of 2011 of $32.0 million or $1.39 per diluted share, a decrease of $0.11 or 8% per diluted share.

Domestic sales increased 12% to $462.4 million for the first nine months of 2012 compared to $414.2 million for the first nine months of 2011.  International sales were $285.2 million for the first nine months of 2012 compared to $278.3 million for the first nine months of 2011, a 3% increase.

The Company’s domestic backlog increased 8%, from $107.9 million at September 30, 2011 to $116.1 million at September 30, 2012.  The international backlog at September 30, 2012 was $124.4 million, a slight increase compared to the September 30, 2011 international backlog of $124.2 million.  Total backlog increased 4% to $240.5 million at September 30, 2012 from $232.1 million September 30, 2011, respectively.  2011 backlog amounts have been restated to reflect acquisitions made late in 2011.

Consolidated financial information for the quarter and nine months ended September 30, 2012 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “While we were able to grow sales at 6% for the third quarter, our gross margin remained flat.  Our pre-tax earnings were up 9% during the quarter but our after-tax earnings were impacted by the lack of a research and development credit which was in effect in 2011 but has yet to be approved by Congress for 2012."

Dr. Brock continued, “Our customers continue to be reluctant to spend money on capital investments due to the lack of work and uncertainty in the economy.  The delayed passage of the Federal highway bill caused state transportation departments to delay lettings until late in the construction season.  In addition, the uncertainty surrounding taxes, regulations and the lack of general economic improvement continues to discourage customers from upgrading and expanding their equipment fleets.  We see an opportunity for growth as the economy rebounds over the next few years and the pent up demand for equipment needs to be met.”

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on October 26, 2012, at 10:00 A.M. Eastern Time to review its September 30, 2012 results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Friday, November 9, 2012 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 397799.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four primary business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.  Additionally, the Other Group contains one subsidiary that manufactures equipment used for wood processing and recycling and one that is a company-owned dealership located in Australia.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company’s financial performance in the fourth quarter of 2012, the effects on the Company from its backlog, the Federal highway bill, the uncertainty in the general economy, and the success of the Company’s acquisition strategy.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, rising oil and liquid asphalt prices, rising steel prices, the affect of any future federal stimulus package, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2011.

For Additional Information Contact:
J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	Sept 30	Sept 30
	2012	2011
Assets
Current assets
Cash and cash equivalents	$35,564	$51,737
Receivables, net	109,320	101,227
Inventories	340,982	290,453
Prepaid expenses and other	26,241	28,702
Total current assets	512,107	472,119
Property and equipment, net	192,602	177,855
Other assets	42,704	39,054
Total assets	$747,413	$689,028
Liabilities and equity
Current liabilities
Accounts payable - trade	$49,456	$45,571
Other accrued liabilities	103,956	92,005
Total current liabilities	153,412	137,576
Other non-current liabilities	33,421	29,877
Total equity	560,580	521,575
Total liabilities and equity	$747,413	$689,028

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2012	2011	2012	2011
Net sales	$227,041	$214,624	$747,554	$692,569
Cost of sales	177,598	168,224	581,234	529,495
Gross profit	49,443	46,400	166,320	163,074
Selling, general, administrative & engineering expenses	40,003	37,362	122,266	115,640
Asset impairment charge	-	-	-	2,170
Income from operations	9,440	9,038	44,054	45,264
Interest expense	152	46	242	140
Other income, net of expenses	856	264	2,333	1,037
Income before income taxes	10,144	9,256	46,145	46,161
Income taxes	3,244	1,492	16,558	14,134
Net income	6,900	7,764	29,587	32,027
Net income attributable to noncontrolling interest	48	41	124	74
Net income attributable to controlling interest	$6,852	$7,723	$29,463	$31,953

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.30	$0.34	$1.30	$1.42
Diluted	$0.30	$0.34	$1.28	$1.39

Weighted average common shares outstanding
Basic	22,691	22,599	22,675	22,580
Diluted	23,053	23,007	23,049	22,973

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended September 30, 2012 and 2011
(in thousands)
(unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2012 Revenues	46,797	91,860	36,618	29,179	22,587	227,041
2011 Revenues	50,458	83,232	39,143	23,769	18,022	214,624
Change $	(3,661)	8,628	(2,525)	5,410	4,565	12,417
Change %	(7.3%)	10.4%	(6.5%)	22.8%	25.3%	5.8%

2012 Gross Profit	9,563	22,957	7,575	4,929	4,419	49,443
2012 Gross Profit %	20.4%	25.0%	20.7%	16.9%	19.6%	21.8%
2011 Gross Profit	8,508	20,682	10,091	4,080	3,039	46,400
2011 Gross Profit %	16.9%	24.8%	25.8%	17.2%	16.9%	21.6%
Change	1,055	2,275	(2,516)	849	1,380	3,043

2012 Profit (Loss)	2,248	8,697	1,631	518	(5,545)	7,549
2011 Profit (Loss)	500	7,764	4,976	511	(4,062)	9,689
Change $	1,748	933	(3,345)	7	(1,483)	(2,140)
Change %	349.6%	12.0%	(67.2%)	1.4%	(36.5%)	(22.1%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended September 30
	2012	2011	Change $
Total profit for all segments	$7,549	$9,689	$(2,140)
Net income attributable to non-controlling interest in subsidiary	(48)	(41)	(7)
Elimination of intersegment profit	(649)	(1,925)	1,276
Net income attributable to controlling interest	$6,852	$7,723	$(871)

Astec Industries, Inc.
Segment Revenues and Profits
For the nine months ended September 30, 2012 and 2011
(in thousands)
(unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2012 Revenues	174,898	278,024	123,770	100,738	70,124	747,554
2011 Revenues	192,396	248,647	142,565	58,524	50,437	692,569
Change $	(17,498)	29,377	(18,795)	42,214	19,687	54,985
Change %	(9.1%)	11.8%	(13.2%)	72.1%	39.0%	7.9%

2012 Gross Profit	37,735	72,512	28,331	15,285	12,457	166,320
2012 Gross Profit %	21.6%	26.1%	22.9%	15.2%	17.8%	22.2%
2011 Gross Profit	44,486	61,838	39,158	8,137	9,455	163,074
2011 Gross Profit %	23.1%	24.9%	27.5%	13.9%	18.7%	23.5%
Change	(6,751)	10,674	(10,827)	7,148	3,002	3,246

2012 Profit (Loss)	13,541	29,836	9,634	1,001	(23,416)	30,596
2011 Profit (Loss)	20,421	23,114	20,819	(3,166)	(26,126)	35,062
Change $	(6,880)	6,722	(11,185)	4,167	2,710	(4,466)
Change %	(33.7%)	29.1%	(53.7%)	131.6%	10.4%	(12.7%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Nine months ended September 30
	2012	2011	Change $
Total profit for all segments	$30,596	$35,062	$(4,466)
Net income attributable to non-controlling interest in subsidiary	(124)	(74)	(50)
Elimination of intersegment profit	(1,009)	(3,035)	2,026
Net income attributable to controlling interest	$29,463	$31,953	$(2,490)

Astec Industries, Inc.
Backlog by Segment
September 30, 2012 and 2011
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2012 Backlog	102,944	82,648	2,828	30,580	21,505	240,505
2011 Backlog	94,784	84,848	5,030	26,338	21,070	232,070
Change $	8,160	(2,200)	(2,202)	4,242	435	8,435
Change %	8.6%	(2.6%)	(43.8%)	16.1%	2.1%	3.6%